Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-132388) of White Mountains Insurance Group, Ltd. of our report dated June 28, 2011 with respect to the statements of net assets available for benefits of the Esurance Insurance Services, Inc. 401(k) Plan as of December 31, 2010 and 2009, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule as of December 31, 2010, which report appears in the December 31, 2010 annual report on Form 11-K of the Esurance Insurance Services, Inc. 401(k) Plan.

/s/ Mohler, Nixon & Williams

MOHLER, NIXON & WILLIAMS

Accountancy Corporation

Campbell, California

June 28, 2011